Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated July 28, 2023 and included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-263765) of StepStone Private Venture and Growth Fund (formerly, Conversus StepStone Private Venture and Growth Fund) (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated May 30, 2023, with respect to the consolidated financial statements and financial highlights of StepStone Private Venture and Growth Fund included in the Annual Report to Shareholders (Form N-CSR) as of and for the period ended March 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 28, 2023